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                                                                     Exhibit 1.2


                      List of Officers and Directors of
                         Howe Barnes Investments, Inc.


George H. Shelton                      Director and President
                                       (Principal Executive Officer)

Phillip C. Allen                       Director

Theodore M. Perkowski                  Director

Richard W. Terrell                     Director

Michael E. Sammon                      Director

Michael R. Ochoa                       Director

Daniel E. Coughlin                     Director

Mark Paul Shelson                      Director and Treasurer (Principal
                                       Financial and Accounting Officer)

Mario G. Bernardi                      Director

Charles V. Doherty                     Director

Betteann Keslinke                      Director